UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM SB-2

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMENDMENT NUMBER TWO

Stock Market Solutions, Inc.
(Name of small business issuer in our charter)

Nevada	7372	88-0443110
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1000 Bourbon St. Suite 380
New Orleans, LA 70116
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number: 504-598-4877

Richard Smitten
1000 Bourbon St. Suite 380
New Orleans, LA 70116
504-598-4877
 (Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of shares to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $0.001 par value (2) Common Stock $0.001 par value (3) Common Stock $0.001 par value (4) Total	50,000,000 181,818 5,000,000 55,181,818	$0.055 $0.055 $0.055 $0.055	$2,750,000 $10,000 $275,000 $3,035,000	$348.43 $1.26 $34.84 $384.53

(1)     Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on July 30 , 2004.

(2)     Represents shares underlying standby equity distribution agreement.

(3)     Represents shares of common stock.

(4)     Represents shares underlying convertible debenture. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debenture, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debenture. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debenture to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

STOCK MARKET SOLUTIONS, INC.
55,181,818 SHARES OF
COMMON STOCK

This prospectus relates to the sale of up to an aggregate of 55,181,818 shares of common stock by the selling stockholders.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our standby equity distribution agreement with Cornell Capital Partners, L.P. All costs associated with this registration will be borne by us. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the standby equity distribution agreement.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “SMKT.” The last reported sales price per share of our common stock as reported by the NASD Over-The-Counter Bulletin Board on July 30 , 2004, was $.04 .

INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

Cornell Capital Partners, L.P. is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the standby equity distribution agreement. Cornell Capital Partner, L.P. will pay a net purchase price of 92% the lowest volume weighted average price of the our common stock as quoted by Bloomberg, LP the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date.

With the exception of Cornell Capital Partners, L.P., which is an “underwriter” within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Stock Market Solutions, Inc., with the securities and exchange commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ______, 2004.

TABLE OF CONTENTS

Prospectus Summary	6
Risk Factors	8
Forward-Looking Statements	16
Use of Proceeds	16
Use of Proceeds	19
Determination of Offering Price	19
Standby Equity Distribution Agreement	19
Plan of Distribution	22
Description of Business	23
Description Of Property	27
Legal Proceedings	27
Management's Discussion and Analysis or Plan of Operation	28
Directors, Executive Officers, Promoters and Control Persons	29
Executive Compensation	29
Security Ownership of Certain Beneficial Owners and Management	30
Description of the Securities	30
Market for Common Equity and Related Stockholder Matters	31
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	33
Legal Matters	33
Experts	33
Available Information	33

As used in this prospectus, the terms “we,” “us,” “our,” “the Company”, and “SMS” mean Stock Market Solutions, Inc., a Nevada corporation. The term “selling stockholders” means Cornell Capital Partners, L.P. and Newbridge Securities Corporation that are offering to sell their shares of SMS common stock which are being registered through this prospectus. The term “common stock” means our common stock, par value US$0.001 per share, and the term “shares” means the shares of common stock being registered by us through this prospectus.

Prospectus Summary

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

We are a Nevada corporation formed in June 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. In November 1999, we changed our name to Jesse Livermore.com, Inc. In December 2001 we changed our name to Stock Market Solutions, Inc. Our principal executive offices are located at 1000 Bourbon St. Ste 380, New Orleans, Louisiana 70116-2708, telephone: 504-598-4877.

Stock Market Solutions:

o	was inactive until entering the development stage in January 1999;

o	has no operating history; and

o	has earned no revenues

We offer a teaching and a computer trading program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore. We will use the Internet to execute this on-line computer based stock trading system which will show stock market traders how to use a trading program which they can learn, practice and then, if they so desire, use for their own account.

The Offering

Common stock offered by selling stockholders ............................. Up to 55,181,818 shares, based on current market prices and assuming full conversion of the convertible note. This number represents approximately 183% of our current outstanding stock, based upon a comparison of the number of shares registered to the number of currently issued and outstanding shares, and includes 50,000,000 shares of common stock to be issued under the standby equity distribution agreement, up to 5,000,000 shares of common stock underlying the convertible debenture and 181,818 shares to be issued to the placement agent. The market price of our common stock on July 30, 2004 was $.04. Assuming the conversion of the $240,000 debenture on July 30, 2004 at a conversion price of 97% of the market price of our stock as defined in the debenture or $.0388 per share, the number of shares issuable upon conversion of the convertible debenture would be 6,185,567. Further, in the event that we draw down $100,000 under the standby equity distribution agreement, which is the maximum permitted advance within a five day period, we would be required to issue 2,717,391shares of common stock upon the draw down based on a conversion price of $.$.0368, which is 92% of the market price of our stock as defined in the agreement. Common stock to be outstanding after the offering.......................... Up to 85,331,818 shares

Common stock to be outstanding after the offering.......................... Up to 85,331,818 shares

Use of proceeds............................................................ We will not receive any proceeds from the sale of the common stock. We will receive proceeds from the sale of our common stock pursuant to the equity distribution agreement. See "Use of Proceeds" for a complete description.

Over-The-Counter Bulletin Board .......................................... SMKT

The above information is based on 30,150,000 shares of common stock outstanding as of July 30 , 2004.

Standby Equity Distribution Agreement

In June 2004, we entered into a standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 92% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners a compensation debenture in the amount of $240,000 upon execution of the standby equity distribution agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received 181,818 shares of our common stock. We are registering 50,000,000 shares in this offering which may be issued under the standby equity distribution agreement.

Unsecured Convertible Debenture

In June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $75,000 per thirty day period, at the holder's option any time up to maturity at a conversion price equal to 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debenture into shares of common stock at a conversion price equal to an amount equal to 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We are registering in this offering 5,000,000 shares of common stock underlying the convertible debenture.

Summary Consolidated Financial Information

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus as well as with our Financial Statements and the notes therewith.

	Six Months Ended June 30, 2004 2003		For the period from January 22, 1999 (Inception) to June 30, 2004
Total Operating Expenses	324,616	30,848	522,262

Loss from Operations	(324,616)	(30,848)	(522,262)

Net Loss	$(324,616)	$(30,848)	(522,262)

Net Loss Per Share - Basic and Diluted	$(0.02)	$0.00	(0.03)

	Year Ended December 31, 2003 2002 (audited)
Total Operating Expenses	145,140	17,035

Net Loss	$(145,140)	$(17,035)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.00)

	June 30, 2004 (Unaudited)	December 31, 2003
Total Assets	$8,251	$3,216

Total Liabilities	244,139	81,230

Total Stockholders' Deficiency	(235,888)	(78,014)
Total Liabilities and Stockholders' Deficiency	$8,251	$3,216

Risk Factors

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern. You will be unable to determine whether we will ever become profitable.

Our independent auditors have indicated in their audit report for the years ended December 31, 2003 and 2002 that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan, because we are currently operating at a substantial loss with no operating history and revenues, an investor cannot determine if we will ever become profitable.

Stock Market Solutions’ financial statements do not include any adjustments to asset carrying values or the classification of liabilities that might result should Stock Market Solutions be unable to continue as a going concern.

Because of the lack of these adjustments, there is risk in using Stock Market Solutions’ financial statements.

We are a development stage company in the internet computer based stock market trading system business and we have no operating history; because our planned growth is contingent upon receiving additional funding, you will be unable to evaluate whether our business will be successful.

Our business development is contingent upon raising debt or equity funding. Other than this offering, which may not be successful, we have no sources of funding identified. You must consider the risks, difficulties, delays and expenses frequently encountered by development stage companies in our business, which have little or no operating history, including whether we will be able to overcome the following challenges:

o	Inability to raise necessary revenue to operate for the next 12 months or thereafter

o	Public relations, advertising and marketing costs that may exceed our current estimates

o	Unanticipated development expenses particularly in the software area.

o	Our ability to generate sufficient revenues to offset the substantial costs of operating our business

Because significant up-front expenses, including public relations, advertising, sales, and other expenses are required to develop our business, we anticipate that we may incur losses until revenues are sufficient to cover our operating costs. Future losses are likely before our operations become profitable. As a result of our lack of operating history, you will have no basis upon which to accurately forecast our:

o	Total assets, liabilities, and equity

o	Total revenues

o	Gross sales and operating margins

o	Labor costs

Accordingly, the proposed business plans described in this report may not either materialize or prove successful and we may never be profitable. Also, you have no basis upon which to judge our ability to develop our business and you will be unable to forecast our future growth.

Because our Internet-based stock trading system has not been accepted by stock market traders as an acceptable form of stock trading, we face significant barriers to acceptance of our services.

Our business involves the use of on-line software stock trading methods. The use of the Internet is a relatively new form by which to provide these type of services and may not be accepted by stock market traders.

We face risks due to competing technologies or development of new technologies, which may lessen consumer attraction to our technologies.

Our essential computer software may become obsolete within a short period of time. In addition, we face competition from other companies in the Internet software stock trading business that may have superior alternative technologies. These companies include: Omnitrader/Stocks Edition, Trade Station, AIQ — Stock Expert, Vector Vest, Meta Stock Pro Version and Professional Analyst by TrendSetter software. We will initially use technology and software based upon only one type of trading system. Consumers may prefer other alternative technologies or systems that have perceived or actual advantages to our technology.

Because stock market traders may obtain other advice concerning stock trading for free, our revenues may be reduced.

We plan to charge mutual and hedge fund stock market traders a fee of $1,500 per month to use our trading system and we plan to charge $500 per month for non-institutional traders. There are also possible alternative forms of securing investment advice for free. For instance, many stockbrokers and mutual funds have in-house analysts that offer the firm, in effect, free investment advice. Accordingly, if we are unable to distinguish the advantages of our fee based services from internal in-house investment advice services that are offered for free, our revenues will be reduced.

Because we offer refunds if our customers aren’t satisfied during the first 30 days they use our programs, we may have to make substantial refunds, which will reduce our revenues.

We intend to offer all our customers a 30-day free trial period. The fee is first collected and then refunded to the customer if they are in any way dissatisfied with the our product. Substantial requests for refunds will reduce our revenues.

We will rely upon third parties for the development and maintenance of our Internet services; any failures on the part of our third party providers may inhibit our Internet connections and the security and integrity of our software and accounting.

We anticipate that we will rely on third parties to maintain, house and operate the Internet servers that host our website. Although we anticipate that our agreements with these third parties will include service agreements and back-up facilities, in the event of any technical failures, the third parties may not comply with the terms of the service agreements. Any service interruptions resulting from failures by third party maintenance providers would reduce confidence in our services. Any failures on the part of our third party providers could reduce revenues we receive from the operation of our website and software trading system.

If substantial numbers of our customers lose connection to our website, we will lose customers and fail to develop repeat business which will reduce our revenues.

Although we will test our services for errors and attempt to identify any bugs or errors, our services may contain the following problems leading to interruptions in our service:

o	Undetected errors or bugs

o	Inability of our server to handle peak loads

o	Systems failures by our Internet service provider

o	Inactivity by users for periods while remaining on-line

Repeated disruptions due to such errors or even one disruption may dissuade users from ever using our services again. Accordingly, if we fail to develop effective systems to detect such errors or guard against such errors and there are substantial interruptions, we will be unsuccessful at developing repeat business, and our revenues will be reduced.

Our vulnerability to security breaches, glitches and other computer failures could harm our customer relationships, our ability to broaden our customer base and our ability to promote our business.

We will offer our services through our Internet site at: www.stockmarketsolutions.org.

The secure transmission of confidential information over public networks is a critical element of our operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our operations. If we are unable to prevent unauthorized access to our users’ information and transactions, our customer relationships will be harmed. Although we intend to implement industry-standard security measures, these measures may not prevent future security breaches. Heavy stress placed on our systems could cause systems failures or operation of our systems at unacceptably low speeds.

Because our software trading system business depends upon our intellectual property rights, which we have not taken any formal legal action to protect against third parties, our revenues may be reduced.

We have currently not taken any formal legal steps to protect important intellectual property related to our software trading system, although we are protected through our current copyrighted book rights. We anticipate we will take these further steps upon securing additional funding.

Our officer, director and principal stockholder can exert control over matters requiring stockholder approval.

Our executive officer, director Richard Smitten, and holder of 5% or more of our outstanding common stock beneficially owns approximately 30 % of our outstanding common stock. This individual will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying, deterring or preventing a change in control and may make some transactions more difficult or impossible without the support of these stockholders.

Our management decisions are made by our founder and Chairman of the Board, Mr. Richard Smitten; if we lose his services, our revenues may be reduced.

The success of our business is dependent upon the expertise of our Chairman of the Board, Mr. Richard Smitten. Because Mr. Smitten is essential to our operations, you must rely on his management decisions. Our Chairman of the Board, Mr. Richard Smitten will continue to control our business affairs after the filing. We have not obtained any key man life insurance relating to Mr. Richard Smitten. If we lose his services, we may not be able to hire and retain another Chairman of the Board with comparable experience. As a result, the loss of Mr. Richard Smitten’s services could reduce our revenues.

The person responsible for managing our business, Mr. Richard Smitten, will devote less than full time to our business, which may reduce our revenues.

We currently have no employees other than Mr. Smitten. In his capacity as founder and Chairman of the Board, Mr. Smitten currently devotes approximately 70% of his time to our business and anticipates that during the next 12 months he will continue to devote approximately 70% of his time to our business. Mr. Smitten may not be able to devote the time necessary to our business to assure successful implementation of our business plan.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all members of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. No members of the board of directors are independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; you may be unable to sell your shares.

If our common stock trades in the secondary market, we may be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Sales of our common stock not issued under the standby equity distribution agreement or the placement agent agreement under Rule 144 could reduce the price of our stock.

There are 9,000,000 shares of our common stock held by Mr. Smitten that Rule 144 of the Securities Act of 1933 defines as restricted securities. There are 21,150,000 shares of our common stock not issued under the standby equity distribution agreement or the placement agent agreement held by non-affiliates that are either restricted securities which may currently be resold under Rule 144(k) or securities registered under the 1933 Act which can be freely resold.

All of our shares not issued under the standby equity distribution agreement or the placement agent agreement are currently eligible for resale, however affiliates will still be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least one year, may not sell more than one percent of the total issued and outstanding shares in any 90-day period, and must resell the shares in an unsolicited brokerage transaction at the market price. These restrictions do not apply to resales under Rule 144(k).

As a result of the provisions of Rule 144, all of the restricted securities not issued under the standby equity distribution agreement or the placement agent agreement could be available for sale in a public market, if developed. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Our stock trades on the over-the-counter bulletin board; because the bulletin board does not operate under the same rules and standards as the Nasdaq stock market, our stockholders may have greater difficulty in selling their shares when they want and for the price they want.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market. Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board. The SEC’s order handling rules, which apply to Nasdaq-listed securities don’t apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker, who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files. The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts, our stockholders may have greater difficulty in selling their shares when they want and for the price they want.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the over-the-counter bulleting board rather than on Nasdaq. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

Investors must contact a broker dealer to trade bulletin board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders – an order to buy or sell a specific number of shares at the current market price – it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Certain Nevada corporation law provisions could prevent a potential takeover of us that could adversely affect the market price of our common stock or deprive you of a premium over the market price.

We are incorporated in the State of Nevada. Certain provisions of Nevada corporation law could adversely affect the market price of our common stock. Because Nevada corporation law requires board approval of a transaction involving a change in our control; it would be more difficult for someone to acquire control of us. Nevada corporate law also discourages proxy contests making it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors. Neither our articles nor our by-laws contain any similar provisions.

There are a large number of shares underlying our equity distribution agreement that are being registered in this prospectus and the sale of these shares may depress the market price of our common stock.

The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the equity distribution agreement in the amount up to $5,000,000 are likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our company.

The continuously adjustable price feature of our standby equity distribution agreement and the fact that under the distribution agreement Cornell Capital Partners will pay less than the then-prevailing market price of our common stock could require us to issue a substantially number of shares at a substantial discount to market price, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon receipt of an advance pursuant to the standby equity distribution agreement is essentially limitless, although the agreement provides that Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. The common stock to be issued under the standby equity distribution agreement will be issued at an 8% discount to the market price as defined in the agreement. Due to the adjustment provisions of the agreement, the lower the trading price of our stock, the more shares we will have to issue. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $100,000 under the standby equity distribution agreement, based on five day weighted average price at July 30, 2004 and market prices 25%, 50% and 75% below the five day weighted average price as of July 30, 2004, which was $.04:

Market or % Below Market	Price per Share	With 8% discount	Number of Shares Issuable	Percentage of Current Issued and Outstanding Common Stock
At Market	$ .04	$.0368	2,717,391	9.01%

25%	$ .03	$.0276	3,623,188	12.02%

50%	$ .02	$.0184	5,434,783	18.26%

75%	$ .01	$.0092	10,869,565	24.94%

As illustrated, the number of shares of common stock issuable in connection with an advance under the standby equity distribution agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The sale of our stock under our distribution agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price and materially dilute existing stockholders’ equity and voting rights.

In many circumstances the provision of a standby equity distribution agreement for companies that are traded on the OTCBB has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market’s ability to take up the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our company. Such an event could place further downward pressure on the price of common stock. Under the terms of our distribution agreement we may request numerous draw downs pursuant to the terms of the distribution agreement. Even if we use the distribution agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the standby equity distribution agreement will increase, which will materially dilute existing stockholders’ equity and voting rights.

The price you pay in this offering will fluctuate and may be higher than the prices paid by other people participating in this offering.

The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering.

We may not be able to access sufficient funds under the standby equity distribution agreement when needed.

We are dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the standby equity distribution agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $100,000 per advance.

The continuously adjustable conversion price feature of our convertible debenture could require us to issue a substantially greater number of shares, which will cause dilution to our existing stockholders.

Our obligation to issue shares upon conversion of our convertible debenture is essentially limitless, although the debenture provides that Cornell Capital Partners, L.P. may only convert the debenture for a number of shares that would cause it to beneficially own more that 4.99% of the outstanding shares of our common stock following such conversion. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debenture in the amount of $240,000 at a 3% discount to market price as defined in the debenture, excluding accrued interest, based on market prices at July 30, 2004 and at 25%, 50% and 75% below the market priceas of July 30, 2004, which was $.04.

Market or % Below Market	Price per Share	With 3% discount	Number of Shares Issuable	Percentage of Current Issued and Outstanding Common Stock
At Market	$ .04	$.0388	6,185,567	20.52%

25%	$ .03	$.0291	8,247,423	27.35%

50%	$ .02	$.0194	12,371,134	40.56%

75%	$ .01	$.0097	24,742,268	82.06%

As illustrated, the number of shares of common stock issuable upon conversion of our convertible debenture will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The continuously adjustable conversion price feature of our convertible debenture may encourage investors to make short sales in our common stock, which could have a depressive effect on the price of our common stock.

The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of debenture, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The issuance of shares upon conversion of the convertible debenture may cause immediate and substantial dilution to our existing stockholders.

The issuance of shares upon conversion of the convertible debenture may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the event that our stock price declines, the shares of common stock allocated for conversion of the convertible debenture and registered pursuant to this prospectus may not be adequate and we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated and are registering herewith are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debenture, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debenture. Accordingly, we have allocated and registered 5,000,000 shares to cover the conversion of the convertible debenture. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debenture and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If we are required for any reason to repay our outstanding convertible debenture, we would be required to deplete our working capital, if available, or raise additional funds. Our failure to repay the convertible debenture, if required, could result in legal action against us, which could require the sale of substantial assets.

In June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, breach of any covenant, representation or warranty in the standby equity distribution agreement, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the convertible debenture, if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debenture, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debenture. If we are required to repay the convertible debenture, we would be required to use our limited working capital and raise additional funds.

Forward-Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(1)(C) of the Securities Act and Section 21E(b)(1)(C) provide that the safe harbor for forward looking statements does not apply to statements made by companies such as ours that issue penny stock. In addition, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

Use of Proceeds

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the standby equity distribution agreement. The purchase price of the shares purchased under the equity distribution agreement will be equal to 92% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the standby equity distribution agreement. We cannot draw more than $100,000 per advance.

For illustrative purposes, we have has set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the standby equity distribution agreement.

GROSS PROCEEDS NET PROCEEDS (AFTER OFFERING EXPENSES AND 5% FEE) USE OF PROCEEDS: Sales & Marketing Technology Development Administrative Expenses, Including Salaries General Working Capital TOTAL	$2,000,000 $1,848,509 AMOUNT $750,000 $200,000 $350,000 $548,509 $1,848,509	$4,000,000 $3,748,509 AMOUNT $2,000,000 $300,000 $550,000 $898,509 $3,748,509	$5,000,000 $4,698,509 AMOUNT $2,750,000 $400,000 $650,000 $898,509 $4,698,509

Selling Stockholders

The following table presents information regarding the selling stockholders including Cornell Capital Partners, L.P. and Newbridge Securities Corporation. A description of each selling shareholder’s relationship to us and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling stockholder	Shares beneficially owned before offering	Percentage of outstanding shares beneficially owned before offering	Registered shares to be acquired under the equity distribution agreement/ debenture	Percentage of outstanding shares to be acquired under equity distribution agreement/ debenture	Shares to be sold in the offering	Percentage of outstanding shares beneficially owned after offering
Cornell Capital Partners, L.P. 101 Hudson Street Suite 3606 Jersey City, NY 07302 Newbridge Securities Corporation 1451 Cypress Creek Road Suite 204 Fort Lauderdale, FL 33309	0 181,818	0 *	55,000,000 0	68.6 0	55,000,000 181,818	0 0

* Less than 1%

None of the selling stockholders have held a position or office, or had any other material relationship, with us:

CORNELL CAPITAL PARTNERS, L.P. is the investor under the standby equity distribution agreement. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Mr. Angelo does not have voting control over the shares beneficially owned by Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in a financing transaction with us. This transaction is explained below:

STANDBY EQUITY DISTRIBUTION AGREEMENT. In June 2004, we entered into an standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay us 92% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We also gave Cornell Capital Partners a compensation debenture in the amount of $240,000 upon execution of the standby equity distribution agreement. We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. We may request an advance every five trading days. The maximum amount per advance is $100,000 and the maximum aggregate advance during any 30 day period is $400,000. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. We are registering 50,000,000 shares in this offering which may be issued under the standby equity distribution agreement.

UNSECURED CONVERTIBLE DEBENTURE. In June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $75,000 per thirty day period, at the holder’s option any time up to maturity at a conversion price equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debenture into shares of common stock at a conversion price equal to an amount equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately preceding the conversion date. We are registering in this offering 5,000,000 shares of common stock underlying the convertible debenture. The full principal amount of the convertible debenture is due upon default under the terms of convertible debenture. We are obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from June 14, 2004.

THERE ARE CERTAIN RISKS RELATED TO SALES BY CORNELL CAPITAL PARTNERS, INCLUDING:

The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that it gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by Cornell or others. This could place further downward pressure on the price of the common stock.

NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. Mr. Guy S. Amico, Newbridge Securities Corporation’s President, makes the investment decisions on behalf of Newbridge Securities Corporation and has voting control over the securities beneficially owned by Newbridge Securities Corporation. For its services in connection with the standby equity distribution agreement, Newbridge Securities Corporation received a fee of 181,818 shares of common stock. These shares are being registered in this offering.

This table is based upon information derived from our stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. The above information is based on 30,150,000 shares of common stock outstanding as of July 30 , 2004.

Determination of Offering Price

The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale as defined in the standby equity distribution agreement.

Standby Equity Distribution Agreement

Summary

In June 2004, we entered into a standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 92% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, LP the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners a compensation debenture in the amount of $240,000 upon execution of the equity distribution agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received 181,818 shares of our common stock.

Standby Equity Distribution Agreement Explained

We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. We may request an advance every five trading days. The maximum amount per advance is $100,000 and the maximum aggregate advance during any 30 day period is $400,000. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the standby equity distribution agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the standby equity distribution agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 93,720,712 shares of common stock in order to raise the maximum amount of $5,000,000 under the equity distribution agreement at a purchase price of $.05335 (i.e., 92% of a recent stock price of $.04 ).

Our obligation to issue shares upon receipt of an advance pursuant to the standby equity distribution agreement is essentially limitless, although under the terms of the agreement Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. The common stock to be issued under the standby equity distribution agreement will be issued at an 8% discount to the market price as defined in the agreement. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $100,000 under the standby equity distribution agreement, based on five day weighted average price at July 30, 2004 and market prices 25%, 50% and 75% below the five day weighted average price as of July 30, 2004, which was $.04:

Market or % Below Market	Price per Share	With 8% discount	Number of Shares Issuable	Percentage of Current Issued and Outstanding Common Stock
At Market	$ .04	$.0368	2,717,391	9.01%

25%	$ .03	$.0276	3,623,188	12.02%

50%	$ .02	$.0184	5,434,783	18.26%

75%	$ .01	$.0092	10,869,565	24.94%

We are registering a total of 50,000,000 shares of common stock for the sale under the standby equity distribution agreement. The issuance of shares under the equity distribution agreement may result in a change of control. That is, up to 50,000,000 shares of common stock could be issued under the standby equity distribution agreement. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the standby equity distribution agreement to the same purchaser.

Proceeds used under the standby equity distribution agreement will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

We expect to incur expenses of approximately $35,000 consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital Partners will retain 5% of each advance. In addition, we issued 181,818 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

Sample Conversion Calculation of the Convertible Debenture

In June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $75,000 per thirty day period, at the holder’s option any time up to maturity at a conversion price equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, LP the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debenture into shares of common stock at a conversion price equal to an amount equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, LP the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately preceding the conversion date. We are registering in this offering 5,000,000 shares of common stock underlying the convertible debenture.

The full principal amount of the convertible debenture is due upon default under the terms of convertible debenture. We are obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from June 14, 2004.

Our obligation to issue shares upon conversion of our convertible debenture is essentially limitless, although the debenture provides that Cornell Capital Partners, L.P. may only convert the debenture for a number of shares that would cause it to beneficially own more that 4.99% of the outstanding shares of our common stock following such conversion.

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our convertible debenture in the amount of $240,000 at a 3% discount to market price as defined in the debenture, excluding accrued interest, based on market prices at July 30, 2004 and at 25%, 50% and 75% below the market price as of July 30, 2004, which was $.04.

Market or % Below Market	Price per Share	With 3% discount	Number of Shares Issuable	Percentage of Current Issued and Outstanding Common Stock
At Market	$ .04	$.03	6,185,567	20.52%

25%	$ .03	$.02	8,247,423	27.35%

50%	$ .02	$.01	12,371,134	40.56%

75%	$ .01	$.00	24,742,268	82.06%

Plan of Distribution

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of our common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Cornell Capital Partners, L.P. is an “underwriter” within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the standby equity distribution agreement. As an underwriter of the distribution agreement common stock, Cornell Capital Partners, L.P. is subject to the same restrictions as any underwriter, including the prospectus delivery requirements of Section 5(b)(2) of the Securities Act and the applicable restrictions of Regulation M, with respect to short selling activities. Cornell Capital Partners, L.P. and Newbridge Securities Corporation have agreed that they will not, and that they will cause its affiliates not to, engage in any short sales of or hedging transactions with respect to our common stock. Cornell Capital Partners, L.P. will pay 92% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, LP the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The 92% discounted price is comprised of an agreement that Cornell Capital Partners, L.P. will pay 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date plus retain 5% of the proceeds received by us under the standby equity distribution agreement. The 5% discount is an underwriting discount. In addition, we have engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received 181,818 shares of our common stock.

Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to heL.P. support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $35,000, as well as retention of 5% of the gross proceeds received under the standby equity distribution agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation received 181,818 shares of our common stock.

Description of Business

Business Development

We are a Nevada corporation formed in June 1994 under the name Cyber Synergy, Inc. to develop stock market related software applications. In November 1999, we changed our name to Jesse Livermore.com, Inc. In December 2001 we changed our name to Stock Market Solutions, Inc. Our principal executive offices are located at 1000 Bourbon St. Ste 380, New Orleans, Louisiana 70116-2708, telephone: 504-598-4877.

Stock Market Solutions:

    o        was inactive until entering the development stage in January 1999;

    o        has no operating history; and

    o        has earned no revenues.

We offer a teaching and a computer trading program designed to provide educational/instructional assistance and aid to those stock market traders who wish to learn how to trade in the stock market using a system previously developed by an early 20th century stock market trader, Jesse Livermore. We will use the Internet to execute this on-line computer based stock trading system which will show stock market traders how to use a trading program which they can learn, practice and then, if they so desire, use for their own account.

As Jesse Livermore said, “Wall Street never changes, the pockets change, the stocks change, but Wall Street never changes, because human nature never changes.” “The Amazing Life of Jesse Livermore — World’s Greatest Stock Trader,” written by Richard Smitten, published by Traders Press in November 1999.. We believe Jessie Livermore’s system is applicable to traders today because we believe many traders in the stock market today trade based upon the same human behavioral patterns as traders in the early 20th century.

Livermore believed that the stock market was driven by humans and humans are driven by their emotions, not their intellect and the key to trading the market was to try and understand and anticipate this emotional behavior . This human emotional factor, he explained, was why recurring patterns occurred. Livermore believed that these patterns reoccur because the same human behavior reoccurs and the stock patterns are nothing more than a reflection of human emotions and behavior in the stock market.

In general, the system developed by Livermore involves the following principles:

o	Tandem Trading — When Livermore bought a stock, say the Ford Motor Company, he would also track General Motors because he believed that similar stocks move in tandem, so when both turn in trend it is an indication as to which way the stock is going to go.

o	Industry Group Trading — Livermore believed that stocks move together in an industry group and they change direction as an industry group. If, for instance, the leader of the chip manufacturing group changes direction, one will almost always see all the stocks in the chip manufacturing computer group change direction.

o	Top Down Trading — Livermore believed that one should not trade against the basic trend of the overall market so he was very careful in his analysis to try and determine the basic trend of the overall market. He would also trade both sides of the market — long and short. So, as a current example, if he believed the NASDAQ was in a downtrend he would not be long any NASDAQ stocks.

o	The 10% Rule — Livermore believed a trader should never sustain a loss of more than 10% of invested capital and that if the trader did sustains a loss of 10% or more, the rule was that the trader must close out his position — no questions asked — just close it out.

o	The Always Pay More Buying Rules — Livermore believed that one must not take a full position all at once. He believed that one should buy 20% first and buy the second 20% only if the stock has moved up in price. The same would be true of the remaining buying positions of a further 20%, and the final 40% — all bought at higher prices. The reason for this was that if the stock moved up in price it proved one had made the right decision in the first place.

We are the outgrowth of over four years of development of a computer-based stock trading system software design and development by Richard Smitten, president, and Dennis Kranyak anticipated to become executive vice president and Greg McFarland who has been writing the computer code for our trading system on an outsourcing basis.

Since our inception we have devoted our activities to the following:

o	Developing our business plan

o	Obtaining and developing necessary intellectual property

o	Establishing our website

o	Determining the market for the services we intend to offer on our website.

We have never been the subject of any bankruptcy or receivership action. We have had no reclassification, merger, and consolidation.

The current status of our programs is as follows: Further engineering in the form of writing the final software code for the product is still necessary in order to develop our final product. The concepts, analytics, and basic graphic design features have been decided on. What is left is the actual final Java code writing to implement the software system.

Principal Products and Services

Our Jesse Livermore stock market trading software is designed to provide general educational investment information consisting of:

o	A computer-based trading system that also offers analysis and interpretation of data based upon a particular type of trading system—the Jesse Livermore system.

o	Two variations of the trading program-one for the mutual and hedge fund traders and a second system for the non-institutional investor.

o	Stock quotations and other market data in real time.

The two trading programs are aimed at basically all stock market traders. They, and any persons using the software, are cautioned that before making any investment decisions to consult a qualified financial advisor to consider which investments are best suited to them, their risk tolerance, and their current financial situation and abilities.

We are currently developing two software products

o	Jesse Livermore stock trading program for mutual fund and hedge fund traders

o	Jesse Livermore stock trading program for non-intitutional traders.

These products are based upon trading principles of Jesse Livermore, a stock trader who lived from 1877 — 1940.

The company also has the stock trading rights to Livermore’s own book: “How To Trade In Stocks,” written by Jesse Livermore with added material by Richard Smitten, published by Traders Press in 2001, at page 164.

Our theory is that after a trader learns how the Livermore trading system works they can use the principles on which the program is based for their trading.

All the company’s programs will be accessed from our website, www.stockmarketsolutions.org. Our website development has progressed as follows:

o	From February of 1999 —Working on overall design and technical aspects

o	January 10, 2002 — Initiation of Beta test of website

o	February 13, 2002 — Successful completion of Beta test and posting of website for public viewing.

It is anticipated that each individual mutual or hedge fund firm that uses these programs will pay $1,500.00 per month. We will be offering a second program to the non-institutional traders for a fee of $500 per month. We intend to offer all our customers a 45-day free trial period. If the customer is not satisfied during the first 45 day period, he will receive a full rebate. Thereafter, a customer can cancel with 45 days notice. We cannot predict how long traders will use our program. We believe that so long as a trader is using the system and making money, they will not discontinue use of our product. Our revenue recognition policy provides the following: Revenue receipts from a customer during the customer’s 30-day trial period will be recorded as a deferred liability and recognized when the refund period expires. Revenue receipts after the 45-day trial period will be recorded as a deferred liability and recognized as revenue on a pro-rata basis as earned over the service period.

Our Marketing Program

We anticipate that we will sell our products either directly through sales calls, or our website, stockmarketsolutions.org, or as a result of referrals from our affiliate alliance partners and internet sites to be connected to our site. We have no current partnering and/or marketing relationships.

Our target market is an experienced stock market trading firm or individual who wants to use a computer based trading program. Our definition of an experienced stock market trader is a person who is an employee of and trades on behalf of a brokerage firm or mutual fund, or perhaps a hedge fund or a trader who has one or more years of trading experience.

Our programs are designed to educate investors and traders with experience about stock trading and explain how they can use our particular method of trading to improve their trading results for themselves or the firm they work for.

Initially, we intend to advertise and place links on other financial websites such as Nirvana Systems and Telescan. These sites will receive from 20 to 25% of their revenues from users who ultimately subscribe to our kind of services and are sourced by these websites. No such agreements are in place.

We also will be making sales calls directly to our targeted customers, such as brokers and mutual fund traders.

In addition, we intend to send e-mail transmissions targeted to a purchased database of brokers and mutual fund companies who are believed by the seller of the database to use their computers for in-house stock trading. No such agreements are currently in place.

Research and Development

Since inception we have spent $40,000 on software development. We plan to conduct a minimum of $150,000 in research in the development of our products during the next 12 months, provided the funds are available.

Material Contracts

We are classified as an application service provider, meaning that the customer will log on to our internet web server and will work on our stock trading system program on-line.

We anticipate using Esignal our internet service provider. As of the date of this report, we have no firm agreement with Esignal However, even if we are unable to reach an agreement with them, we believe there are many other alternative suppliers of this service at approximately the same cost.

Competition

The on-line stock trading industry is increasingly competitive with many competitors on the internet. In addition, because barriers to market entry are relatively low and new competitors can establish new sites at a relatively low cost utilizing a variety of software, we expect competition to become increasingly intensified in the future. Therefore, competition is rapidly evolving and we may not be able to keep pace with the intense competition in this market. Therefore, potential customers may obtain stock trading advice and programs from many other sources that offer similar systems to ours.

Many of our competitors have significantly greater brand recognition, customer bases, operating histories and financial and other resources. In addition, many companies have expanded the size of their operations by acquiring other complimentary companies or forming advantageous strategic alliances. We compete with firms offering on-line internet software trading systems as well as off-line systems and advice. In addition, many of our competitors offer the same services at less cost than us and have the financial resources to create more attractive pricing.

Some companies, for example provide only raw financial data. Some of these companies are: Telescan, Quotes Plus, E-Signal, Worden Brothers, Dial Data and Quote.Com. These companies provide no assistance in interpreting the raw financial data.

There are also a number of companies that are beginning to offer various stock trading software. These companies include: Omnitrader/Stocks Edition, Trade Station, AIQ — Stock Expert, Vector Vest, Meta Stock pro and Professional Analyst by TrendSetter software.

These competitors have the following advantages over the services that we now offer:

o	Being operational

o	A larger sales force

o	Greater brand recognition

o	A longer corporate history

We intend to compete effectively or overcome these competitive advantages based upon the fact that our program has the following components:

o	A computer-based trading system that also offers analysis and interpretation of data based upon a specific trading system, the Jesse Livermore system of stock trading

o	Two separate systems-one for the professional mutual and hedge funds and one for the non-institutional trader.

o	Stock quotation and other market data

Employees

We have one employee, our Chairman of the Board Mr. Smitten. He currently devotes approximately 70% of his time to our business and anticipates that during the next 12 months he will continue to devote approximately 70% of his time to our business.

In addition to our Chairman of the Board, we plan to hire the following people if we secure additional funding.

o	President and COO

o	Executive Vice President

o	Research Vice President o Administration Vice President

o	Customer Service Consultant

o	Accountant/bookkeeper

The number of employees we will hire will be dependent upon the amount of money we anticipate we will have available to fund these positions.

Proprietary Rights

We have obtained from Mr. Smitten the exclusive right to utilize the information contained in all three of his Jesse Livermore books as the basis of the Jesse Livermore computer trading system. These books are:

o	“Jesse Livermore: World's Greatest Stock Trader.”

o	“How To Trade in Stocks.”

o	“Trade Like Jesse Livermore”

We issued Mr. Smitten 6,000,000 shares of common stock for the rights to the first two books at par value based upon the funds he had expended in developing these rights and 3,000,000 shares of common stock for the third book at $180,000 based upon the market price of our stock on the date of issue.

Our executive offices are located at 108 Royal Street, Suite 380, New Orleans LA 70130. On August 15, 2003, we entered into a one year rental agreement with Menutis Investments. Under the terms of the agreement, we are obligated to pay $1,200 per month in rent. We also paid $600 for a refundable security deposit. Subsequent to entering into this rental agreement, we entered into a sub lease rental agreement with our sole corporate officer. Under the terms of the sub lease, the officer would be required to pay the us $600 per month.

Website, Stockmarketsolutions.org, was acquired from Dennis Kranyak in exchange for 1,600,000 shares of common stock valued at par value of $.001 per share. This pricing was based upon the amount of time and expenses incurred by Mr. Kranyak in developing the website.

We believe these transactions were on terms at least as favorable to us as those generally available from unaffiliated third parties.

Description Of Property

Our executive offices are located at 108 Royal Street, Suite 380, New Orleans LA 70130; telephone: 504-561-1104. On August 15, 2003, we entered into a one year rental agreement with Menutis Investments. Under the terms of the agreement, we are obligated to pay $1,200 per month in rent. We also paid $600 for a refundable security deposit. Subsequent to entering into this rental agreement, we entered into a sub lease rental agreement with our sole corporate officer. Under the terms of the sub lease, the officer would be required to pay the us $600 per month.

We believe that our facilities are adequate to meet our current needs. However, as we begin to implement our business plan, we will need to locate our headquarters office space. We anticipate such facilities are available to meet our development and expansion needs in existing and projected target markets for the foreseeable future. Our offices are in good condition and are sufficient to conduct our operations.

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

Legal Proceedings

Neither Stock Market Solutions, Inc. nor any of its officers or directors are a party to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation except as follows:

Management’s Discussion and Analysis or Plan of Operation

Stock market traders can trade the stock market using our proprietary software system, supplied on the Internet. The Livermore trading system is designed to help stock market traders utilize a computer based trading program using the principals of the Jessie Livermore trading system. Our only future source of revenue is through subscriptions to our software products.

The primary methodology of the trading system is based on stock trader Jesse Livermore's methods and techniques that he developed in over forty-five years of trading the market as outlined in two books:

o	“How To Trade In Stocks”written by Jesse Livermore with additional material by Richard Smitten

o	“Jesse Livermore: World’s Greatest Stock Market Trader” written by Richard Smitten.

Since our inception we have devoted our activities to the following:

o	Developing our business plan

o	Obtaining and developing necessary intellectual property

o	Raising capital

o	Establishing our website

o	Developing markets for the services we offer on our website

Our net loss increased mainly due to expenses incurred in developing our stock trading software and to the start of designing of a website for our business. For the fiscal year ended December 31, 2003 and for the six month period ended June 30, 2004, by in large we were inactive.

Liquidity and capital resources

We are inactive, have no revenues, have a working capital deficiency of $1,359, a deficit accumulated during the development stage of 528,262 , net loss during the six months ended June 30, 2004 of $324,616, and net cash used in operations of $35,870 during the six months ending June 30, 2004. In addition, as of June 30, 2004, we had only $2,180 of cash available. Our cash resources of $2,180 are insufficient to satisfy our cash requirements over the next 12 months. We feel we need a minimum $335,000 in additional funds to finance the minimum steps we would like to take to implement our business plan in the next 12 months, which funds will be used for product development, sales and marketing and customer service.

As described elsewhere in this prospectus, we have received a standby equity distribution agreement in the amount of up to $5,000,000 from Cornell Capital Partners L.P. As of the date of this prospectus, we have made no draws on this agreement.

Until financing has been received, all our costs, including bank service fees and those costs associated with on-going SEC reporting requirements, will be funded by management, to the extent that funds are available to do so.

Directors, Executive Officers, Promoters and Control Persons

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our director and executive officer is as follows:

Name	Age	Position
Richard Smitten	64	Chairman of the Board

Mr.     Richard Smitten joined us at inception in June 1994. From July 1985 to date, has been an author. He has written and published 11 books. Prior to 1985 Mr. Smitten was the executive vice-president of MTS International a global personnel company. Before that, Mr. Smitten was the Canadian marketing director for the Vicks consumer goods company, makers of Vicks Vaporub and cold products, Lavoris and Clearasil. Mr. Smitten is a graduate of University of Western Ontario, located in London Ontario. His last three books were on the stock market and written for Trader’s Press and John Wiley and Sons.

Our bylaws provide that the board of directors shall consist of a minimum of one member until changed by amendment to the applicable section of the bylaws, adopted by the majority of the voting power of the corporation. There is currently only one director.

Family Relationships

There are no family relationships among our officer, director, or persons nominated for or anticipated to assume such positions.

Executive Compensation

From inception to date, we have not paid any compensation to our officer and director.

Employment Agreements

Name	Term of Agreement (1)	Monthly salary for initial year	Salary renegotiated annually	Key man life insurance
Richard Smitten	1 year thereafter, with 2 annual renewal options	$7000 (escrowed)	Yes	No

(1)This refers to a registration statement under the 1933 Act that we may file in the future. The agreements would commence upon selling minimum number of shares under an SEC registration statement for an offering of our common stock by us, if and when the registration statement is filed and declared effective.

The agreement is subject to certain termination provisions. Compensation will be reviewed annually plus bonuses at our discretion.

The agreement may be terminated with no notice for cause, including, but not limited to the following:

o	Neglect of duties

o	Dishonesty or fraud

o	Theft

o	Breach of fiduciary duties

o	Breach of certain covenants in the agreement

It may be terminated by the employee, at any time, for any reason whatsoever, upon one month written notice. It may be terminated by the employer, in its sole discretion and for any reason whatsoever, by providing the employee with 2 weeks’ written notice of termination, or immediately, by paying the employee an amount equal to the period of notice.

The agreement contains a covenant not to compete which provides that the employee won’t work for a competitor during the term of the agreement and for one year thereafter.

Board Compensation

Our director does not receive cash compensation for his services as director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of August 14, 2004, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

Name address of beneficial owner	Amount of beneficial owner ship	Percentage
Richard Smitten	9,000,000	30
1000 Bourbon St.
Suite 380
New Orleans, LA 70116

All directors and	9,000,000	30
executive officers as a
group (one person)

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 30,150,000 shares of common stock outstanding as of July 30 , 2004.

Description of the Securities

We are currently authorized to issue 50,000,000 shares of US$0.001 par value common stock. In connection with this offering, we are also filing an information statement on Schedule 14C in connection with a written action of directors and stockholders to amend our articles of incorporation to increase our authorized shares to 100,000,000. We will not be able to issue more than 19,850,000 shares of common stock under this registration statement until we file this amendment with the Secretary of State of Nevada, which we anticipate will occur no later than approximately 30 days from the effective date of this registration statement. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders’ meeting. Holders of our shares of common stock do not have cumulative voting rights.

Holders of shares of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available. Upon liquidation, holders of shares of common stock are entitled to participate pro-rata in a distribution of assets available for such distribution to shareholders. There are no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Market for Common Equity and Related Stockholder Matters

Our stock became qualified for quotation on the over the counter bulletin board under the symbol “SMKT” in 2002. However, as of December 31, 2002, there has been no trading in our stock. In April, 2003 we began trading.

High and Low Sales Prices for each quarter within the last two fiscal years.*

	HIGH (Price per Share $)	LOW (Price per Share $)
Mar 03	.50	.12
June 03	.12	.03
Sept 03	.10	.03
Dec 03	.06	.03
Mar 04	.12	.06
June 04	.06	.03

* The quotations reflect inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.

Options

In May, 2004, we granted options to acquire 1,600,000 shares to Dennis Kranyak and 250,000 shares to Linda Eberz. The options are exercisable as follows: 500,000 shares at $.03 exercisable during the first 12 months starting on May 15, 2004; 500,000 shares at $.04 the second 12 months commencing in May 15, 2005; and 850,000 shares at $.05 for the third 12 months commencing in May 15, 2006.

Standby Equity Distribution Agreement

In June 2004, we entered into an standby equity distribution agreement with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay us 92% of the lowestthe lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. We also gave Cornell Capital Partners a compensation debenture in the amount of $240,000 upon execution of the standby equity distribution agreement. We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. We may request an advance every five trading days. The maximum amount per advance is $100,000 and the maximum aggregate advance during any 30 day period is $400,000. The amount available under the standby equity distribution agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. We are registering 50,000,000 shares in this offering which may be issued under the standby equity distribution agreement.

The investor, Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also gave Cornell Capital Partners a compensation debenture in the amount of $240,000 upon execution of the standby equity distribution agreement. Further, Cornell Capital Partners, L.P. will retain 5% of each advance under the equity distribution agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the distribution agreement of credit. For its services, Newbridge Securities Corporation received 181,818 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the standby equity distribution agreement prior to the first sale to the investor of our common stock.

Unsecured Convertible Debenture

In June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000. The convertible debenture is due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $75,000 per thirty day period, at the holder's option any time up to maturity at a conversion price equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debenture into shares of common stock at a conversion price equal to an amount equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately preceding the conversion date. We are registering in this offering 5,000,000 shares of common stock underlying the convertible debenture.

The full principal amount of the convertible debenture is due upon default under the terms of convertible debenture. We are obligated to register the resale of the conversion shares issuable upon conversion of the debenture under the Securities Act of 1933, as amended, no later than thirty (30) days from June 14, 2004.

Holders

The number of recorded holders of the Company’s common stock as of March 31, 2004 is approximately 70.

Penny Stock Considerations

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

o	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

o	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

o	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

o	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts as the board of directors deems relevant.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

As authorized by Section 78.7502 of the Nevada Corporation Law, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise. Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at our request as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

The effect of these provisions is potentially to indemnify SMS’s directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SMS pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Legal Matters

The validity of the shares of common stock offered by us will be passed upon by the law firm of Williams Law Group, P.A., Tampa FL. Michael T. Williams, principal, owns approximately 575,000 of our shares.

Experts

The financial statements of Stock Market Solutions, Inc. for the years ended December 31, 2003 and 2002 incorporated herein have been so incorporated in reliance upon the report of Salberg & Company, P.A., an independent registered public accounting firm , given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding SMS’s ability to continue as a going concern).

Available Information

We are not required to deliver an annual report to our security holders and we do not intend to do so. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of SMS Corp., the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

Financial Statements

Stock Market Solutions, Inc.
(A Development Stage Company)

Contents

Page
Balance Sheet	F-1
Statements of Operations	F-2
Statements of Cash Flows	F-3
Notes to Financial Statements	F-4-F-5

ASSETS
Current Assets
Cash	$2,180
Security deposit	600

Total Current Assets	2,780

Equipment, net	5,471

Total Assets	$8,251

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Accounts payable	$4,139
Note payable - stockholder	--

Total Current Liabilities	4,139

Convertible Debenture	240,000
Total Liabilities	244,139

Stockholders' Deficiency
Common stock, $0.001 par value, 50,000,000 shares
authorized, 27,150,000 issued and outstanding	27,150
Common stock issuable ( 3,181,818 shares)	3,182
Additional paid-in capital	673,073
Deficit accumulated during development stage	(528,262)

175,143
Less: Deferred consulting fee	(171,031)
Less: Deferred comittment fee	(240,000)

Total Stockholders' Deficiency	(235,888)

Total Liabilities and Stockholders' Deficiency	$8,251

F-1

	Three Months Ended June 30, 2004 2003		Six Months Ended June 30, 2004 2003		For the period from January 22, 1999 (Inception) to June 30, 2004
Operating Expenses
Depreciation	$309	$--	$592	$--	701
Legal	18,535	--	18,535	330	45,638
Interest expense	7,423	--	7,423	--	7,423
Software impairment loss	--	--	--	--	6,000
Website impairment loss	--	--	--	--	850
Settlement loss	60,963	--	60,963	--	60,963
Amortization	--	--	--	--	350
Accounting	2,229	1,191	6,950	2,791	19,426
Consulting	155,318	15,333	201,318	15,333	308,651
Software and website costs	--	10,500	--	10,500	20,292
General and administrative	12,953	1,894	28,835	1,894	51,968

Total Operating Expenses	257,730	28,918	324,616	30,848	522,262

Loss from Operations	(257,730)	(28,918)	(324,616)	(30,848)	(522,262)

Net Loss	$(257,730)	$(28,918)	$(324,616)	$(30,848)	(522,262)

Net Loss Per Share - Basic and Diluted	$(0.01)	$0.00	$(0.02)	$0.00	(0.03)

Weighted average number of shares outstanding
during the year - basic and diluted	22,920,979	19,032,967	21,177,074	18,875,691	17,334,284

F-2

	Six Months Ended June 30, 2004 2003		For the period from January 22, 1999 (Inception) to June 30, 2004
Cash Flows from Operating Activities:
Net loss	$(324,616)	$(30,848)	$(522,262)
Adjustment to reconcile net loss to met cash used in
operating activities:
Options for service	100,682	--	100,682
Amortization	--	--	350
Depreciation	592	--	701
Settlement loss	60,963	--	60,963
Beneficial conversion interest	7,423	--	7,423
Stock issued for services	118,636	15,633	226,269
Software impairment loss	--	--	6,000
Website impairment loss	--	--	850
Changes in operating assets and liabilities:
Increase (decrease) in:
Prepaid expenses	--	(600)
Security deposit	--	--	(600)
Accounts payable	450	(8,325)	4,139

Net Cash Used in Operating Activities	(35,870)	(24,140)	(115,485)

Cash Flows from Investing Activities:
Purchase of equipment	(3,997)	--	(6,172)
Loan disbursements to officer	--	--	(10,800)
Payment for software development	--	--	(6,000)

Net Cash Used in Investing Activities	(3,997)	--	(22,972)

Cash Flows from Financing Activities:
Proceeds from common stock issuace	--	--	10,800
Proceeds from notes payable - related party	44,000	27,590	133,690
Repayment on notes payable - related party	(2,503)	--	(3,853)

Net Cash Provided by Financing Activities	41,497	27,590	140,637

Net Increase (Decrease) in Cash and Cash Equivalents	1,630	3,450	2,180
Cash and Cash Equivalents at Beginning of Period	550	8	--

Cash and Cash Equivalents at End of Period	$2,180	$3,458	$2,180

Supplemental Disclosure of Cash Flow Information
Cash Paid for:
Interest	$--	$--	$--

Taxes	$--	$--	$--

F-3

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Interim Financial Statements
(Unaudited)

Note 1 Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.

It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the audited financial statements and footnotes for the year ending December 31, 2003 included in the Company’s Form 10-KSB.

Activities during the development stage include development and implementation of the business plan, development of computer software programs and intellectual property, establishment of a website, determining the market, and raising capital.

Note 2 Standby Equity Distribution Agreement

On June 14, 2004, we entered into a standby equity distribution agreement [“SEDA”] with Cornell Capital Partners, L.P. Pursuant to the standby equity distribution agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the standby equity distribution agreement, Cornell Capital Partners will pay 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date.

We may request advances under the standby equity distribution agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $5,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first. We may request an advance every five trading days. The maximum amount per advance is $100,000 and the maximum aggregate advance during any 30 day period is $400,000. A closing will be held six trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. In addition to other possible costs of each advance, we will pay a commitment fee to the investor of 5% of each advance which will be treated as an offering cost and charged to additional paid-in capital for accounting purposes.

Under the terms of the SEDA, Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. As of June 30, 2004, the Company has not taken any draws against the SEDA.

On June 14, 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., we gave Cornell Capital Partners, L.P. an unsecured convertible debenture in the amount of $240,000 as a commitment fee. The convertible debenture is due and payable, with 5% interest payable at maturity or upon conversion, three years from the date of issuance, unless sooner converted into shares of our common stock. The debenture is convertible, subject to a maximum cap of $75,000 per thirty day period, at the holder’s option any time up to maturity at a conversion price equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the debenture into shares of common stock at a conversion price equal to an amount equal 97% of the lowest volume weighted average price of the our common stock as quoted by Bloomberg, L.P. on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately preceding the conversion date. The debenture provides that Cornell Capital Partners, L.P. may only convert the debenture for a number of shares that would cause it to beneficially own more that 4.99% of the outstanding shares of our common stock following such conversion. In addition, we have the right to redeem at any time at 120% of the outstanding principal balance plus accrued unpaid interest.

The Company has determined that this fee, $240,000, should be treated as a deferred commitment fee, a component of equity, to be amortized over the term of the commitment under the SEDA, which begins on the effective date which is defined as the earlier of (i) the effective date defined as the date the SEC declares a registration statement registering the underlying shares effective or (ii) such earlier date the Company and investor may agree to in writing and ending on the earlier of (i) the date payment of the full $5,000,000 line in made, (ii) the date the SEDA is terminated as defined in the agreement, or (iii) 24 months after the effective date..

In connection with the issuance of the $240,000 compensation convertible debenture, the Company computed a beneficial conversion feature value totaling $7,423 which was charged to interest expense in June 2004.

We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the standby equity distribution agreement. For its services, Newbridge Securities Corporation shall receive 181,818 shares of our common stock valued at $10,000. As of June 30, 2004 the par value of these shares was recorded as issuable shares and offset by a charge to additional paid-in capital as these were considered offering costs.

F-4

Note 3 Notes Payable — Officer

During the six months ended June 30, 2004, the Company received proceeds totaling $44,000 from an officer. During the six months ended June 30, 2004, the Company repaid $2,503 to this officer. The notes are non interest bearing and are due upon demand. All activity with this officer represents a 100% concentration of all debt financing for the six months ended June 30, 2004. In June 2004 the the accumulated note payable of $119,037 was converted into 3,000,000 shares of common stock by two individuals who purchased the note payable from the officer. The result of the transaction was to record a settlement loss for the six months ended June 30, 2004 in the amount of $60,963. (See Note 5)

Note 4 Related Party Transactions

During the six months ended June 30, 2004, the Company received proceeds totaling $44,000 from an officer. During the six months ended June 30, 2004, the Company repaid $2,503 to this officer. (See Notes ,3 and 6).

In the second quarter, the Company purchased the books rights from the president for 3,000,000 common shares. Since the president is the founder of the Company and a related party, the rights are recorded at their original cost basis of zero resulting in a credit to common stock par value of $3,000 and a charge to additional paid-in capital for the same amount.

Note 5 Stockholders’ Deficiency

The 2003 Stock Award Plan (the “Plan”) of the Company is for selected employees, officers, directors, and key consultants and advisors to the Company. The Plan shall become effective as of February 25, 2003 (the “Effective Date”) and shall terminate on December 31, 2003. The total number of shares of common stock available under the Plan shall not exceed in the aggregate 1,000,000. Such shares may be treasury shares or authorized but unissued shares. The Board may award and issue shares of common stock under the Plan to an eligible individual (“Stock Award”). The Board in its discretion and subject to the provisions of the Plan may from time to time, grant to eligible individuals of the Company Stock Awards. Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board. The Company may, but shall not be obligated to, register any securities covered by a Stock Award pursuant to the 1933 Act. The Board may at any time alter, suspend or terminate the Plan. The Company may for cause; cancel and the employee shall forfeit all outstanding Stock Awards, which are not fully vested.

On February 25, 2003, the Company issued 300,000 shares of its common stock for legal services which are considered fully vested and have an estimated fair value of $300 which was recognized as legal expenses immediately since the service period is undefined.

Effective June 1, 2003 the Board approved one-year consulting agreements and issued under a Form S-8 filed in July 2003, 2,300,000 common shares. For accounting purposes the shares are considered fully vested and a measurement date was therefore obtained on June 1, 2003. The stock was valued on the measurement date at the quoted trading price of $0.08 per share resulting in a value of $184,000. Based on the one-year term of these agreements, the Company recognized $76,667 of consulting expense for the six months ended June 2004 and deferred $-0- at June 30, 2004 as a component of stockholders’ deficiency.

On May 24, 2004, the Company issued 300,000 shares of its common stock for legal services which are considered fully vested and have an estimated fair value of $18,000, based on the $0.06 per share quoted trading price on the grant date, which was recognized as legal expenses immediately since the service period is undefined.

Effective May 15, 2004 the Board approved one-year consulting agreements and issued under a Form S-8 filed in May 2004, 3,250,000 common shares. For accounting purposes the shares are considered fully vested and a measurement date was therefore obtained on May 15, 2004. The stock was valued on the measurement date at the quoted trading price of $0.06 per share resulting in a value of $195,000. Based on the one-year term of these agreements, the Company recognized $23,969 of consulting expense for the six months ended June 2004 and deferred $171,031 at June 30, 2004 as a component of stockholders’ deficiency.

In June 2004 the Company issued 3,000,000 common shares to settle $119,037 of notes payable with third parties. The shares were valued at $180,000 based on the $0.06 per share quoted trading price on the settlement date resulting in a $60,963 settlement loss charged to operations. (see Note 3)

In the second quarter, the Company purchased the books rights from the president for 3,000,000 common shares. Since the president is the founder of the Company and a related party, the rights are recorded at their original cost basis of zero resulting in a credit to common stock par value of $3,000 and a charge to additional paid-in capital for the same amount.

On May 14, 2004 the Company issued options to two outside consultants of 500,000 exercisable during the first 12 months starting on May 15, 2004 at $0.03, 500,000 exercisable during the second 12 months commencing May 15, 2005 at $0.04 and 850,000 exercisable during the third 12 months commencing May 15, 2006. The Company recorded consulting expense of $100,682 (computed using a Black-Scholes model with an interest rate of 1.81%, volatility of 225%, zero dividends and terms from 1 year to 3 years).

Note 6 Going Concern

As reflected in the accompanying unaudited financial statements, the Company is inactive, has no revenues, has a working capital deficiency of $1,359, and a deficit accumulated during the development stage of $528,262 at June 30, 2004;, net loss during the six months ended June 30, 2004 of $ 324,616, and net cash used in operations of $35,870 for the six months ended June 30, 2004. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as going concern.

Management intends to obtain additional funding from the SEDA (see Note 2). Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

F-5

Stock Market Solutions, Inc.
(A Development Stage Company)
Financial Statements
December 31, 2003 and 2002

Stock Market Solutions, Inc.
(A Development Stage Company)

Report of Independent Registered Public Accounting Firm

To the Board of Directors of:
Stock Market Solutions, Inc.

We have audited the accompanying balance sheet of Stock Market Solutions, Inc. (a development stage company) as of December 31, 2003 and the related statements of operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2003 and 2002 and for the period from January 22, 1999 (inception of development stage) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Overnight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Stock Market Solutions, Inc. (a development stage company) as of December 31, 2003, and the results of its operations, changes in stockholders’ deficiency and cash flows for the years ended December 31, 2003 and 2002 and for the period from January 22, 1999 (inception of development stage) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 reflected in the accompanying financial statements, the Company has a net loss of $145,140 and net cash used in operations of $47,523 for the year ended December 31, 2003 and a working capital deficiency of $80,080, deficit accumulated during the development stage of $203,647 and a stockholders’ deficiency of $78,014 at December 31, 2003 and is a development stage company with no revenues. Those matters raise substantial doubt about its ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 4, 2004

Stock Market Solutions, Inc.
(A Development Stage Company)
Balance Sheet
December 31, 2003

ASSETS
Current Assets
Cash	$550
Security deposit	600

Total Current Assets	1,150

Equipment, net	2,066

Total Assets	$3,216

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities
Accounts payable	$3,690
Note payable - stockholder	77,540

Total Current Liabilities	81,230

Total Liabilities	81,230

Stockholders' Deficiency
Common stock, $0.001 par value, 50,000,000 shares
authorized, 20,600,000 issued and outstanding	20,600
Additional paid-in capital	181,700
Deficit accumulated during development stage	(203,647)

(1,347)
Less: Deferred consulting fee	(76,667)

Total Stockholders' Deficiency	(78,014)

Total Liabilities and Stockholders' Deficiency	$3,216

See accompanying notes to financial statements

Stock Market Solutions, Inc.
(A Development Stage Company)
Statements of Operations

	Year Ended December 31, 2003 2002		For the period from January 22, 1999 (Inception) to December 31, 2003
Operating Expenses
Depreciation	$109	$--	$109
Legal	830	183	27,103
Software impairment loss	--	--	6,000
Website impairment loss	--	850	850
Amortization	--	350	350
Accounting	4,318	8,159	12,477
Consulting	107,333	--	107,333
Software and website costs	20,292	--	20,292
General and administrative	12,258	7,493	23,133

Total Operating Expenses	145,140	17,035	197,647

Loss from Operations	(145,140)	(17,035)	(197,647)

Net Loss	$(145,140)	$(17,035)	$(197,647)

Net Loss Per Share - Basic and Diluted	$(0.01)	$(0.00)	$(0.01)

Weighted average number of shares outstanding
during the year - basic and diluted	19,596,164	18,000,000	16,887,738

See accompanying notes to financial statements

Stock Market Solutions, Inc.
(A Development Stage Company)
Statements of Changes in Stockholders’ Deficiency
From January 22, 1999 (Inception of Development Stage) to
December 31, 2003

	Common Stock Shares Amount		Additional Paid - in Capital	Accumulated During Development Stage	Deferred Consulting	Total
Common stock issued to founder for book and
software rights	6,000,000	$6,000	$--	$(6,000)	$--	$--
Common stock issued for cash	9,630,000	9,630	--	--	--	9,630
Common stock issued to vendor for website
development	1,200,000	1,200	--	--	--	1,200
Net loss, 1999	--	--	--	(13)	--	(13)

Balance, December 31, 1999	16,830,000	16,830	--	(6,013)	--	10,817
Common stock issued for cash	310,000	310	--	--	--	310
Net loss, 2000	--	--	--	(679)	--	(679)

Balance, December 31, 2000	17,140,000	17,140	--	(6,692)	--	10,448
Common stock issued for cash	860,000	860	--	--	--	860
Net loss, 2001	--	--	--	(34,780)	--	(34,780)

Balance, December 31, 2001	18,000,000	18,000	--	(41,472)	--	(23,472)
Net loss, 2002	--	--	--	(17,035)	--	(17,035)

Balance, December 31, 2002	18,000,000	18,000	--	(58,507)	--	(40,507)
Common stock issued for services	300,000	300	--	--	--	300
Common stock issued for consulting services	2,300,000	2,300	181,700	--	(168,667)	15,333
Amortization of deferred consulting expense	--	--	--	--	92,000	92,000
Net loss, 2003	--	--	--	(145,140)	--	(145,140)

Balance, March 31, 2003	20,600,000	$20,600	$181,700	$(203,647)	$(76,667)	$(78,014)

See accompanying notes to financial statements

Stock Market Solutions, Inc.
(A Development Stage Company)
Statements of Cash Flows

	Year Ended December 31, 2003 2002		For the period from January 22, 1999 (Inception) to December 31, 2003
Cash Flows from Operating Activities:
Net loss	$(145,140)	$(17,035)	$(197,647)
Adjustment to reconcile net loss to met cash used in
operating activities:
Amortization	--	350	350
Depreciation	109	--	109
Stock issued for services	107,633	--	107,633
Software impairment loss	--	--	6,000
Website impairment loss	--	850	850
Changes in operating assets and liabilities:
Increase (decrease) in:
Security deposit	(600)	--	(600)
Accounts payable	(9,525)	13,215	3,690

Net Cash Used in Operating Activities	(47,523)	(2,620)	(79,615)

Cash Flows from Investing Activities:
Purchase of equipment	(2,175)	--	(2,175)
Loan disbursements to officer	--	--	(10,800)
Payment for software development	--	--	(6,000)

Net Cash Used in Investing Activities	(2,175)	--	(18,975)

Cash Flows from Financing Activities:
Proceeds from common stock issuace	--	--	10,800
Proceeds from notes payable - related party	51,590	2,250	89,690
Repayment on notes payable - related party	(1,350)	--	(1,350)

Net Cash Provided by Financing Activities	50,240	2,250	99,140

Net Increase (Decrease) in Cash and Cash Equivalents	542	(370)	550
Cash and Cash Equivalents at Beginning of Period	8	378	--

Cash and Cash Equivalents at End of Period	$550	$8	$550

Supplemental Disclosure of Cash Flow Information
Cash Paid for:
Interest	$--	$--	$--

Taxes	$--	$--	$--

See accompanying notes to financial statements

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

Note 1 Nature of Business and Summary of Significant Accounting Policies

      (A) Description of Business

Stock Market Solutions, Inc. (the “Company”) was incorporated under the laws of the State of Nevada in June 1994. The Company was inactive until January 1999 when it entered the development stage. The Company offers computer programs designed to provide educational/instructional assistance and aid to stock market traders. The Company intends on leasing the program to customers via its website.

Activities during the development stage include development of a business plan, development of the computer software programs and intellectual property, establishment of a website, determining the market, and raising capital.

      (B) Use of Estimates

In preparing financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the periods presented. Actual results may differ from these estimates.

Significant estimates in 2003 include an estimate of the deferred tax asset valuation allowance, depreciable lives on property and equipment and valuation of stock based compensation.

      (C) Cash Equivalents

For the purpose of the cash flow statement, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

      (D) Equipment

Equipment is stated at cost, less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Depreciation is provided using a straight-line method over the estimated useful lives of the related asset of five years.

      (E) Website Development Costs

In accordance with EITF Issue No. 00-2, the Company accounts for its website in accordance with Statement of Position No. 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”).

SOP 98-1 requires the expensing of all costs of the preliminary project stage and the training and application maintenance stage and the capitalization of all internal or external direct costs incurred during the application development stage. The Company amortizes the capitalized cost of software developed or obtained for internal use over an estimated life of three years. (See Note 3)

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

      (F) Software Development Costs

The Company accounts for the research and development costs and production costs of computer software to be sold, leased, or otherwise marketed in accordance with Statement of Financial Accounting Standards No. 86 “Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed” (“SFAS No. 86”). Under SFAS No. 86 all costs incurred to establish the technology feasibility of computer software to be sold, leased, or otherwise marketed are considered research and development expenses that are expensed as incurred. Costs of producing product masters which include coding and testing performance subsequent to establishing technological feasibility but before the product is available for general release to customers are capitalized and amortized on a straight-line basis over the assets estimated useful life.

      (G) Long-Lived Assets

The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.

      (H) Stock-Based Compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation,” and SFAS No. 148 “Accounting for Stock Based Compensation – Transition and Disclosure,” which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied.

The Company accounts for stock options or warrants issued to non-employees for goods or services in accordance with the fair value method of SFAS 123. Under this method, the Company records an expense equal to the fair value of the options or warrants issued. The fair value is computed using an options pricing model.

      (I) Promoter Contribution and Contributed Services

The Company accounts for assets provided to the Company by promoters in exchange for capital stock at the promoter’s original cost basis. The value of services provided to the Company by its sole officer was nominal through December 31, 2003. Accordingly, no expense has been recognized (See Note 2).

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

      (J) Revenue Recognition

The Company intends on generating revenue from user subscriptions to the stock market trading and simulator programs. All customers will be offered a 30-day trial period in which they may receive a full refund and after such period, customers may cancel their subscriptions with 60 days notice. Payments from a customer during the customer’s 30-day trial period will be recorded as a deferred liability and recognition will begin when the refund period expires. Revenue receipts after the 30-day trial period will be recorded as a deferred liability and recognized as revenue on a pro-rata basis as earned over the service period. The Company will also account for revenues pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 101. As of December 31, 2003, no revenues have been generated.

      (K) Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards No. 109 “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

      (L) Net Loss Per Common Share

Basic net income (loss) per common share (Basic EPS) excludes dilution and is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the year. Diluted net income per share (Diluted EPS) reflects the potential dilution that could occur if stock options or other contracts to issue common stock, such as convertible notes, were exercised or converted into common stock. At December 31, 2003, there were no common stock equivalents outstanding which may dilute future earnings per share.

      (M) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts of the Company’s short-term financial instruments, including accounts payable and notes payable – related party, approximate fair value due to the relatively short period to maturity for these instruments.

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

      (N) New Accounting Pronouncements

The Financial Accounting Standards Board has recently issued several new accounting pronouncements, which may apply, to the Company.

In May 2003, the FASB issued SFAS No. 149; Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS 149”) which provides for certain changes in the accounting treatment of derivative contracts. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, except for certain provisions that relate to SFAS No. 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective effective dates. The guidance should be applied prospectively. The adoption of SFAS 149 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“SFAS 150”). This new statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 is not expected to have a material impact on the Company’s financial position, results of operations or liquidity.

In November 2002, the FASB issued FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN 45”). FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for the Company for financial statements of interim periods beginning July 1, 2003.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), which represents an interpretation of Accounting Research Bulletin No. 51 (“ARB 51”), “Consolidated Financial Statements”. ARB 51 requires that a Company’s financial statements include subsidiaries in which the Company has a controlling financial interest. That requirement usually has been applied to subsidiaries in which the Company has a majority voting interest. However, the voting interest approach is not effective in identifying controlling financial interests in entities (referred to as ” variable interest entities”) that are not controllable through voting interests or in which the equity investors do not bear the residual economic risks. FIN 46 provides guidance on identifying variable interest entities and on assessing whether a Company’s investment in a variable interest entity requires consolidation thereof. FIN 46 is effective immediately for investments made in variable interest entities after January 31, 2003 and it is effective in the first fiscal year or interim period beginning after June 15, 2003 for investments in variable interest entities made prior to February 1, 2003. The adoption of FIN 46 is not expected to have a material impact on the Company’s financial position, results of operations, or liquidity.

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

Note 2 Software and Impairment Loss

During 2000, pursuant to a consulting agreement, the Company paid $6,000 to a third party who has an employment agreement with the Company for future employment, towards the development of its proprietary stock market trading software which is to be leased to users over the Company’s website. The costs were capitalized on the balance sheet pursuant to SFAS No. 86. The Company intended to amortize these costs on a straight-line basis over a period of three years once the software was placed in service. The consulting agreement stipulates an additional $6,000 due upon completion of the entire job. At December 31, 2001, the Company evaluated the recoverability of the capitalized software cost, and due to the uncertainty, recognized an impairment loss of $6,000.

Note 3 Website Development Costs and Impairment Loss

During the year ended December 31, 1999, the Company capitalized $1,200 in common stock paid to a third party contractor to develop the Company’s website. This agreement with the contractor grants the Company exclusive ownership and permission to the website (See Note 5). Amortization over a three year period began when the website was placed in service in February 2002. Amortization expense for the years ended December 31, 2003 and 2002 was $0 and $350, respectively.

At December 31, 2002, the Company evaluated the recoverability of the capitalized website development cost, and due to the uncertainty, recognized an impairment loss of $850.

Note 4 Notes Payable – Related Party

Amounts due to the company’s sole corporate officer consist of various advances that are non-interest bearing, unsecured, promissory notes which are due on demand. Total notes payable at December 31, 2003 were $77,540. (See Note 6)

Note 5 Stockholders’ Deficiency

The Company issued 6,000,000 common shares to its principal founder in exchange for book and software rights. As the founder had a zero cost basis in the rights, the par value of the common stock totaling $6,000 or $0.001 per share was charged to accumulated deficit since there was no additional paid-in capital in the Company at that time.

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

In 1999, the Company paid 1,200,000 common shares to a website vendor. The shares were valued at the contemporaneous offering price of $0.001 per share or $1,200. (See Note 3)

During 1999, the Company sold 9,630,000 common shares for $0.001 per share or an aggregate $9,630.

During 2000, the Company sold 310,000 common shares for $0.001 per share or an aggregate $310.

During 2001, the Company sold 860,000 common shares for $0.001 per share or an aggregate $860.

On February 25, 2003, the Company issued 300,000 common shares for $0.001 per share or an aggregate $300 for legal services performed (See Note 9).

On June 1, 2003, the Company issued 2,300,000 common shares for $0.001 per share pursuant to three separate one-year consulting agreements. For financial accounting purposes the shares are considered fully vested and a measurement date was therefore obtained on June 1, 2003. The stock was valued on the measurement date at the quoted trading price of $0.08 per share resulting in a fair value of $184,000. Based on the one-year term of these consulting agreements, the Company recognized $107,333 of consulting expense for the year ended December 31, 2003 and deferred the remaining $76,667 at December 31, 2003 as a component of stockholder’s deficiency.

Note 6 Related Party Transactions

Amounts due to the Company’s sole corporate officer consist of various advances. At December 31, 2003 an aggregate $77,540 in advances from the sole corporate officer were outstanding (See Note 4).

During 2003, the Company entered into a sub lease rental agreement with its sole corporate officer (See Note 8(B)).

Note 7 Income Taxes

There was no income tax expense for the years ended December 31, 2003 and 2002 due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2003 and 2002, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes), as follows:

	2003	2002
Computed "expected" tax expense (benefit)	$(49,347)	$(5,792)
Effect of net operating loss carryforward	49,347	5,792

Computed "expected" tax expense (benefit)	$--	$--

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

The effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2003 and 2002 are as follows:

	2003	2002
Deferred tax assets:
Net operating loss carryforward	$67,199	$17,852

Total gross deferred tax assets	67,199	17,852
Less valuation allowance	(67,199)	(17,852)

Net deferred tax assets	$--	$--

The Company has a net operating loss carryforward of approximately $197,647 available to offset future taxable income expiring between 2020 and 2023.

The valuation allowance at December 31, 2002 was $17,852. The net change in valuation allowance during the year ended December 31, 2003 was an increase of $49,347.

Note 8 Commitments

(A) Employment agreements

Since inception, the Company entered into employment agreements (the “Agreements”) with four individuals for a term of one year, and each agreement stipulates annual cash compensation. Each Agreement becomes effective upon completion of the planned registration of selling security holders of Stock Market Solutions, Inc. As of December 31, 2003, the Company has not yet commenced a formal registration of its securities. Accordingly, no accrued compensation is required as of December 31, 2003 (See Note 11).

(B) Rental agreement

On August 15, 2003, the Company entered into a one year rental agreement. Under the terms of the agreement, the Company would be obligated to pay $1,200 per month in rent. The Company also paid $600 for a refundable security deposit which is reflected in the accompanying balance sheet. Subsequent to entering into this rental agreement, the Company entered into a sub lease rental agreement with its sole corporate officer. Under the terms of the sub lease, the officer would be required to pay the Company $600 per month. As of December 31, 2003, the Company has recognized $2,546 in net rent expense (See Note 6). The rental agreement may be renewed for a one year term at a mutually agreed upon monthly rental amount.

Stock Market Solutions, Inc.
(A Development Stage Company)
Notes to Financial Statements
December 31, 2003

Note 9 Stock Award Plan

The 2003 Stock Award Plan (the “Plan”) of the Company is for selected employees, officers, directors, and key consultants and advisors to the Company. The Plan shall become effective as of February 25, 2003 (the “Effective Date”) and shall terminate on December 31, 2003. The total number of shares of common stock available under the Plan shall not exceed in the aggregate 1,000,000. Such shares may be treasury shares or authorized but unissued shares. The Board may award and issue shares of common stock under the Plan to an eligible individual (“Stock Award”). The Board in its discretion and subject to the provisions of the Plan may, from time to time, grant to eligible individuals of the Company Stock Awards. Stock Awards may be made in lieu of cash compensation or as additional compensation. Stock Awards may also be made pursuant to performance-based goals established by the Board. The Company may, but shall not be obligated to, register any securities covered by a Stock Award pursuant to the 1933 Act. The Board may at any time alter, suspend or terminate the Plan. The Company may, for cause, cancel and the employee shall forfeit all outstanding Stock Awards which are not fully vested. On February 25, 2003, the Company issued 300,000 shares of its common stock having a fair value of $300 for legal services (See Note 5).

Note 10 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $145,140 and net cash used in operations of $47,523 for the year ended December 31, 2003 and a working capital deficiency of $80,080, deficit accumulated during the development stage of $203,647 and a stockholders’ deficiency of $78,014 at December 31, 2003 and is a development stage company with no revenues. The ability of the Company to continue as a going concern is dependent on the Company’s ability to further implement its business plan, raise capital, and generate revenues. The Company has essentially been inactive during 2003 while it was in the process of completing its registration statement on Form 10-SB and attempting to obtain quotation status on the Over the Counter Bulletin Board. Other than the liabilities reflected on the accompanying balance sheet at December 31, 2003, future expenses to maintain the Company’s existence as a 1934 Securities and Exchange Act reporting company include: accounting, auditing, Edgar, legal, and stock transfer agent fees. The Company plans on raising capital through private placements to pay the above corporate expenses as well as to implement its business plan. Management believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 11 Subsequent Events

During January and February 2004, the Company’s sole corporate officer advanced $22,000 to the Company. The advances are non-interest bearing, unsecured, promissory notes which are due on demand.

On March 16, 2004, the Company’s board of directors adopted a resolution to terminate all employment agreements (See Note 8(A).

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Stock Market Solutions, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

55,181,818 Shares

SMS Corp.

Common Stock

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the Issuer have not changed since the date hereof. Until _________ , 2004, (90 days after the date of this prospectus), all dealers that buy, sell or trade in our securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter with respect to its unsold allotment or subscription.

The date of this prospectus is ________________ , 2004

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	Is not liable pursuant to NRS 78.138; or

(b)	Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Business Corporation Act states as follows:

1.	Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.	The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.	The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by SMS.

Amount (1)
SEC Registration fee	$38
Blue Sky fees and expenses	1,000
Printing and shipping expenses	100
Legal fees	10,000
Transfer and Miscellaneous expenses	23,862

Total (1)	$35,000

(1)	All expenses, except SEC registration fees, are estimated. Item 26. Recent Sales of Unregistered Securities

We have obtained from Mr. Smitten the exclusive right to utilize the information contained in all three of his Jesse Livermore books as the basis of the Jesse Livermore computer trading system. These books are:

o	"Jesse Livermore: World's Greatest Stock Trader."

o	"How To Trade in Stocks."

o	“Trade Like Jesse Livermore”

We issued Mr. Smitten 6,000,000 shares of common stock in January 1999 for the rights to the first two books at par value based upon the funds he had expended in developing these rights and 3,000,000 shares of common stock in June 2004 for the third book at $180,000 based upon the market price of our stock on the date of issue.

Between April 1999 and August 2001, we sold 10,800,000 shares to 25 investors at par value. The price per share for all these transactions was $.001. As described in “The Offering” and “Selling Stockholders” elsewhere in this Registration Statement, in June 2004, in connection with the standby equity distribution agreement with Cornell Capital Partners, L.P., the Company issued 181,818 shares of common stock to Newbridge Securities Corporation.

In June, 2004 two individual shareholders were issued 1,500,000 shares of common stock each received in exchange for converting $75,000, or such lesser amount owed at the time of conversion, each in debt owed by the corporation.

These shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

o	None of these issuances involved underwriters, underwriting discounts or commissions.

o	Restrictive legends are placed on all certificates issued.

o	The distribution did not involve general solicitation or advertising.

o	The distributions were made only to accredited investors or investors who were believed to be sophisticated enough to evaluate the risks of the investment.

Item 27. Exhibits

3.1	Articles of Incorporation of the Company filed as Exhibit to the Form 10-SB filed with the Commission and incorporated herein by reference.

3.2	By-laws of the Company filed as Exhibit to the Form 10-SB filed with the Commission and incorporated herein by reference.

4.1	Standby Equity Distribution Agreement,

4.2	Registration Rights Agreement

4.3	Escrow Agreement

4.4	Placement Agent Agreement

4.5	Irrevocable Transfer Agent Instructions

4.6	Unsecured Convertible Debenture

10.1	Amendment to Assignment of Rights Agreement

5.1	Williams Law Group, P.A. Opinion and Consent

23.1	Consent of Independent Auditors (filed herewith).

23.3	Consent of legal counsel (see Exhibit 5.1).

Item 28. Undertakings.

        Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned Registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred to that section.

        The undersigned registrant hereby undertakes to:

(1)	File, during any period in which we offer or sell securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of SMS pursuant to its Articles of Incorporation or provisions of the Nevada Business Corporations Act, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question, whether or not such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New Orleans, LA on August 25, 2004.

STOCK MARKET SOLUTIONS, INC. /s/ Richard Smitten By: Richard Smitten, Principal Executive, Principal Financial and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following person in the capacities and on the dates stated:

Date: August 25 , 2004	/s/ Richard Smitten By: Richard Smitten Director